EXHIBIT 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS ANNOUNCES

5-for-1 STOCK SPLIT

Dallas, Texas, May 6, 2024 – United States Lime & Minerals, Inc. (NASDAQ: USLM) (the “Company”) today announced that it will conduct a split of its outstanding shares of common stock at a ratio of 5:1, effected in the form of a stock dividend of four additional shares of common stock for each share outstanding. The Company’s Board of Directors determined that, with the significant growth of the trading price for the Company’s common stock over the past several years, the stock split is appropriate to make the Company’s common stock more affordable on a per-share basis to certain investors and employees and to narrow the bid and ask prices of the common stock.

The dividend of shares to be issued in the stock split will be payable after the market close on Friday, July 12, 2024 to shareholders of record at the close of business on June 21, 2024. Shareholders will receive a dividend of four additional shares of common stock for each share held. The Company’s common stock will begin trading on a post-split basis at the market open on Monday, July 15, 2024, under the Company’s existing trading symbol “USLM.”

The stock split will increase the number of shares of the Company’s issued and outstanding common stock from approximately 5.7 million shares to approximately 28.5 million shares.

*         *         *

 United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, oil and gas services, and agriculture (including poultry producers) industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of a stock split, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

- end -